Exhibit 10.2

HELMERICH & PAYNE, INC.

AMENDED AND RESTATED 2020 OMNIBUS INCENTIVE PLAN

STANDARD THREE-YEAR PERFORMANCE-VESTED
RESTRICTED SHARE UNIT AWARD AGREEMENT

Participant Name:	Date of Grant:

Number of Awarded Restricted Share Units:

STANDARD THREE-YEAR PERFORMANCE-VESTED
RESTRICTED SHARE UNIT AWARD AGREEMENT
UNDER THE HELMERICH & PAYNE, INC.
AMENDED AND RESTATED 2020 OMNIBUS INCENTIVE PLAN

THIS STANDARD THREE-YEAR PERFORMANCE-VESTED RESTRICTED SHARE UNIT AWARD AGREEMENT (this “Award Agreement”), is made as of the grant date (the “Date of Grant”) set forth on the cover page of this Award Agreement (the “Cover Page”) at Tulsa, Oklahoma by and between the participant named on the Cover Page (the “Participant”) and Helmerich & Payne, Inc. (the “Company”).

W I T N E S S E T H:

WHEREAS, the Participant is an employee of the Company or an Affiliate or Subsidiary of the Company, and it is important to the Company that the Participant be encouraged to remain in the employ with the Company or its Affiliate or Subsidiary and to contribute to the success of the Company; and

WHEREAS, in recognition of such facts, the Company desires to provide to the Participant an opportunity to receive Common Shares of the Company, as hereinafter provided, pursuant to the “Helmerich & Payne, Inc. Amended and Restated 2020 Omnibus Incentive Plan” (the “Plan”), a copy of which has been provided to the Participant; and

WHEREAS, any capitalized terms used but not defined herein have the same meanings given them in the Plan.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for good and valuable consideration, the Participant and the Company hereby agree as follows:

Section 1. Grant of Standard Three-Year Performance-Vested Restricted Share Unit Award. The Company hereby grants to the Participant an award (the “Award”) of [[•] ([•])] Restricted Share Units (the “Awarded RSUs”) set forth on the Cover Page, under and subject to the terms and conditions of this Award Agreement and the Plan, which is incorporated herein by reference and made a part hereof for all purposes.

Section 2. Vesting of the Award. The number of Awarded RSUs that are eligible to vest hereunder shall be based on the extent to which the Performance Goal, as described in the attached Schedule I, is achieved pursuant to the vesting schedule set forth therein. If (i) at least a level of “Threshold Performance” is attained with respect to the Performance Goal, and (ii) the Participant remains continuously employed by the Company or an Affiliate or Subsidiary of the Company from the Date of Grant through the end of the Three-Year Performance Cycle (as described in the attached Schedule I), then vesting of the applicable number of the Awarded RSUs shall occur (as determined pursuant to Section 3 below), and the forfeiture restrictions applicable to the Awarded RSUs shall terminate. Subject to Section 9, any Awarded RSUs that do not vest upon the end of the Three-Year Performance Cycle shall be forfeited by the Participant.

Section 3. Certification of Performance; Effect of Certification of Performance on Vesting. Subject to the provisions of Section 2 and Section 9, as soon as reasonably practicable following the close of the Three-Year Performance Cycle, but not later than thirty (30) days thereafter, the Committee shall determine and certify in writing (i) the extent to which the Performance Goal, as described in the attached Schedule I, is attained, and (ii) if at least the level of “Threshold Performance” is attained with respect to the Performance Goal, the corresponding number of Awarded RSUs that shall vest, pursuant to the vesting schedule set forth in the attached Schedule I, it being understood that the determinations and certifications made by the Committee pursuant to this sentence shall be final, conclusive and binding on Participant, and on all other persons, to the maximum extent permitted by law.

Section 4. Issuance of Shares. As soon as reasonably practicable following the close of the Three-Year Performance Cycle, but no later than seventy-four (74) days thereafter (or, in the event of death occurring before the end of the Three-Year Performance Period, within thirty (30) days following death), the Company shall issue or transfer to the Participant one Common Share in settlement of each Awarded RSU that becomes vested pursuant to this Agreement rounded down to the nearest whole number (each, a “Vested RSU”) (whether by delivery of a Common Share certificate or book entry in the Participant’s name) and the corresponding Awarded RSU shall be canceled, it being understood that such issuance or transfer shall be subject to the “Six-Month Delay Toggle” (as defined in Section 19 of this Agreement) when applicable.

Section 5. No Rights as Shareholder. The Participant shall have no rights as a shareholder of the Company, including, without limitation, voting rights or the right to receive dividends and distributions as a shareholder, with respect to the Common Shares subject to the Awarded RSUs, unless and until such Common Shares are issued or transferred to the Participant as provided herein.

Section 6. Dividend Equivalent Rights. In respect of each Awarded RSU, from and after the Date of Grant until the earlier of (a) the time when the Awarded RSU is paid in accordance with Section 4 or (b) the time when the Awarded RSU is forfeited, as of the date that the Company pays a cash dividend to holders of Common Shares, additional Restricted Share Units shall be credited hereunder in respect of such Awarded RSU in a number determined by dividing (i) the product of (A) the dollar amount of the cash dividend paid per Common Share and (B) the total number of such Awarded RSUs (including additional Restricted Share Units attributable to prior dividend equivalents) as of such date, by (ii) the Fair Market Value of a Common Share on such date. Such dividend equivalents (if any) shall be subject to the same terms and conditions and will be settled or forfeited in the same manner and at the same time as the Awarded RSUs in respect of which the dividend equivalents were credited.

Section 7. Nontransferability of the Award. The Award shall not be transferable by the Participant otherwise than by will or the laws of descent and distribution. Any attempted sale, assignment, transfer, pledge, hypothecation or other disposition of, or change to, the Award contrary to the provisions hereof shall be null and void and without effect. Furthermore, in no event shall any Awarded RSUs or Vested RSUs be subject to attachment or any other legal or equitable process brought by or on behalf of any creditor of the Participant, and any such attempt to attach or receive any Awarded RSUs or Vested RSUs shall be null and void and without effect.

Section 8. Employment. Nothing in the Plan or in this Award Agreement shall confer upon the Participant any right to continue in the employ of the Company or its Affiliates or Subsidiaries, or interfere in any way with the right of the Company or its Affiliates or Subsidiaries to terminate the Participant’s employment at any time.

Section 9. Special Vesting of the Awarded RSUs. In the event the Participant’s employment terminates by reason of death, the Awarded RSUs shall automatically become fully vested at Target Performance (as set forth on Schedule I) as Vested RSUs (and the Three-Year Performance Cycle shall terminate and the issuance or transfer of the applicable Common Shares shall occur pursuant to Section 4). The Committee, in its sole discretion, may accelerate, in whole or in part, the vesting of the Awarded RSUs upon (A) the Participant’s Disability, (B) the Participant’s Retirement or (C) upon a Change in Control (in which case the Three-Year Performance Cycle shall terminate and the issuance or transfer of the applicable Common Shares shall occur pursuant to Section 4).

Section 10. Suspension or Termination of Awards.

(a)    This Award Agreement and all rights the Participant, or any person claiming through the Participant, may have under this Award Agreement shall be subject to all applicable laws, government regulations, stock exchange listing requirements, and policies the Company has established or may establish after the date of this Award Agreement, including without limitation any policy regarding the clawback or recoupment of compensation.

(b)    In any event, if at any time the Committee reasonably believes that the Participant has committed an act of misconduct as described in this subsection (b), the Committee may suspend the Participant’s right to exercise or receive any Award pending a determination of whether an act of misconduct has been committed. If the Committee determines the Participant has committed an illegal act, fraud, embezzlement or deliberate disregard of Company rules or policies (including any violation of the Participant’s non-disclosure, non-compete or similar agreement) that may reasonably be expected to result in loss, damage or injury to the Company, the Committee may (i) cancel any outstanding Award granted to the Participant, in whole or in part, whether or not vested or deferred and/or (ii) if such conduct or activity occurs during a Company fiscal year in which there was also an exercise or receipt of an Award, require the Participant to repay to the Company any gain realized or value received upon the exercise or receipt of such Award (with such gain or value received valued as of the date of exercise or receipt). Cancellation and repayment obligations shall be effective as of the date specified by the Committee. Any repayment obligation may be satisfied in Common Shares or cash or a combination thereof (based upon the Fair Market Value of Common Shares on the day of payment), and the Committee may provide for an offset to any future payments owed by the Company or any Affiliate to the Participant if necessary to satisfy the repayment obligation. The determination regarding cancellation of an Award or a repayment obligation shall be within the sole discretion of the Committee and shall be binding upon the Participant and the Company.

Section 11. Change in Control. Subject to Section 9, upon a Change in Control, the Award shall be subject to Section 13 of the Plan.

Section 12. Securities Law Restrictions. The Awarded RSUs shall not be vested to any extent, and the Company shall not be obligated to transfer any Common Shares to the Participant upon the vesting of the Award, if such vesting or transfer, in the opinion of counsel for the Company, would violate the Securities Act of 1933, as amended or any other federal or state statutes having similar requirements as may be in effect at that time.

Section 13. Withholding of Taxes. The Company may make such provision as it may deem appropriate for the withholding of any applicable federal, state, or local taxes that it determines it may be obligated to withhold or pay in connection with the vesting of the Awarded RSUs subject to the Award. A Participant must pay the amount of taxes required by law in connection with the vesting of the Awarded RSUs subject to the Award (i) in cash or by check, (ii) by the Participant surrendering, or the Company retaining from the Common Shares to be issued to the Participant in respect of any Vested RSUs, that number of Common Shares having a Fair Market Value on the date of payment equal to the amount of such required withholding, or (iii) by a combination of the foregoing.

Section 14. Notices. All notices and other communications under this Award Agreement shall be in writing and shall be delivered personally or given by certified or registered mail with return receipt requested, and shall be deemed to have been duly given upon personal delivery or three days after mailing to the respective parties as follows: (i) if to the Company, Helmerich & Payne, Inc., 1437 South Boulder Avenue, Suite 1400, Tulsa, Oklahoma 74119, Attn: Secretary of the Company and (ii) if to the Participant, using the contact information on file with the Company. Either party hereto may change such party’s address for notices by notice duly given pursuant hereto.

Section 15. Conflicts; Severability. In the event of any conflicts between this Award Agreement and the Plan, the latter shall control. Should any provision of this Award Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Award Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Award Agreement.

Section 16. No Part of Other Plans. The benefits provided under this Award Agreement or the Plan shall not be deemed to be a part of or considered in the calculation of any other benefit provided by the Company or its Subsidiaries or Affiliates to the Participant.

Section 17. Protections Against Violations of Agreement. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, the Award or any of the Awarded RSUs underlying it in violation of the provisions of this Award Agreement shall be valid, and the Company shall not issue or transfer any such Awarded RSUs or Common Shares in respect of any Vested RSUs on its books, unless and until there has been full compliance with such provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

Section 18. Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Award Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

Section 19. Section 409A. The compensation payable pursuant to the Award is intended to be exempt from, or otherwise in compliance with, Section 409A of the Code, as applicable, and this Agreement shall be administered and construed to the fullest extent possible to reflect and implement such intent. Notwithstanding anything herein to the contrary, if, at the time of a Participant’s “separation from service” (as defined in the Treasury Regulations under Section 409A of the Code) with the Company and its Affiliates and Subsidiaries, such Participant is a “specified employee” (as defined in the Treasury Regulations under Section 409A of the Code), and the deferral of the commencement of any amount of the payments or benefits otherwise payable pursuant to the Plan is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then, to the extent permitted by Section 409A of the Code, such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to Participant) shall be deferred until the earlier to occur of (i) Participant’s death or (ii) the first business day that is six months following Participant’s separation from service with the Company and its Affiliates and Subsidiaries; provided, that amounts which qualify for the separation pay plan exemption under Treas. Reg. Section 1.409A-1(b)(9)(v)(D) and do not exceed the limits set forth in Section 402(g)(1)(B) of the Code in the year of such separation from service shall be payable immediately upon such separation from service (the “Six-Month Delay Toggle”). Any payments or benefits deferred due to the Six-Month Delay Toggle shall be paid in a lump sum (without interest) to Participant on the earliest to occur of clause (i) or (ii) in the immediately preceding sentence.

Section 20. Entirety; Participant and Award Subject to Plan. This Award Agreement, which includes all schedules, exhibits and appendices hereto, contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersede any and all prior agreements, whether written or oral, between such parties relating to such subject matter. Subject to Section 14 of the Plan, no modification, alteration, amendment or supplement to this Award Agreement shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced. As specific consideration to the Company for the Award, the Participant agrees to be bound by the terms of the Plan and this Award Agreement.

* * * *

IN WITNESS WHEREOF, the parties have executed this Standard Three-Year Performance-Vested Restricted Share Unit Award Agreement as of the day and year first above written.

HELMERICH & PAYNE, INC., a Delaware corporation

By:

“COMPANY”

“PARTICIPANT”

SCHEDULE I
HELMERICH & PAYNE, INC.
AWARD OF STANDARD THREE-YEAR PERFORMANCE-VESTED
RESTRICTED SHARE UNITS

PERFORMANCE MEASURES FOR THE 2022 AWARDED RSUS

The Committee has determined and specifies that the following Performance Goal (consisting of the rTSR Performance Goal and the ROIC Performance Modifier) shall be applied with respect to the Awarded RSUs as described below:

1. Vesting of Awarded RSUs. As further discussed below, the number of Awarded RSUs that shall vest, if at all, and become Vested RSUs shall be determined as follows:

(i) The Awarded RSUs shall be multiplied by the vesting percentage described in the following paragraph 2 and paragraph 3 to determine the number of “rTSR Earned RSUs”; and

(ii) The number of rTSR Earned RSUs shall be adjusted by the ROIC Performance Modifier (as defined below) in the manner described in the following paragraph 4 to determine the final number of Vested RSUs.

2. rTSR Performance Goal. The rTSR Performance Goal used to determine the number of rTSR Earned RSUs is the cumulative total shareholder return (“TSR”) for the Common Shares of the Company during the three-year period beginning on January 1, [20•], and ending on December 31, [20•] (the “Three-Year Performance Cycle”). The Awarded RSUs that are outstanding as of the end of the Three-Year Performance Cycle shall vest or be forfeited, in part, based on the Company’s TSR percentile ranking relative to a group of peer companies for the Three-Year Performance Cycle (the “Applicable Peer Group”):

Schedule I - Page 1

The Applicable Peer Group shall consist of:

TSR for the Company and each member of the Applicable Peer Group for the Three-Year Performance Cycle shall be defined and calculated as follows, where “Beginning Price” is the average closing price on the relevant United States stock market (NYSE or NASDAQ) for a share of the relevant company’s common equity security during the twenty (20) trading days immediately preceding the beginning of the Three-Year Performance Cycle and the “Ending Price” is the average closing price on the relevant United States stock market (NYSE or NASDAQ) for a share of the relevant company’s common equity security during the last twenty (20) trading days of the Three-Year Performance Cycle:

TSR for the Three-Year Performance Cycle	=	(Ending Price – Beginning Price + dividends and cash distributions per share paid*) ÷ Beginning Price

* Stock dividends paid in common equity securities rather than cash in which there is a distribution of less than twenty-five percent (25%) of the fully diluted outstanding shares (as calculated prior to the distribution) shall be treated as cash for purposes of this calculation.

For purposes of determining the Company’s TSR percentile ranking, as further described below, the companies in the Applicable Peer Group whose common equity securities are publicly traded on either the NYSE or NASDAQ Stock Market on the last trading day of the Three-Year Performance Cycle shall be the companies comprising the Applicable Peer Group. If the common equity security of any Applicable Peer Group company is no longer publicly traded on either the NYSE or NASDAQ Stock Market on the last trading day of the Three-Year Performance Cycle, then adjustments may be effected by the Committee, as appropriate, with respect to the Performance Goal and vesting percentages that apply to the Awarded RSUs. In addition, if the common equity security of any Applicable Peer Group company is not publicly traded on either the NYSE or NASDAQ Stock Market on a continuous basis during the Three-Year Performance Cycle, but is otherwise publicly traded on either the NYSE or NASDAQ Stock Market on the last trading day of the Three-Year Performance Cycle, then adjustments may be effected by the Committee, as appropriate, with respect to the Performance Goal and vesting percentages that apply to the Awarded RSUs.

Schedule I - Page 2

3. Percentile Ranking, Performance Percentage; Determination of rTSR Earned RSUs. Measurement of the Company’s TSR percentile ranking relative to the Applicable Peer Group shall be calculated using the following formula for purposes of the table below:

Company’s TSR Percentile Ranking	=	((1 – X) + Y)) ÷ 2

Where:

•X = the number of members in the Applicable Peer Group with a TSR greater than the TSR of the Company during the Three-Year Performance Cycle, expressed as a percentage of the total number of members in the Applicable Peer Group.

•Y = the number of members in the Applicable Peer Group with a TSR less than the TSR of the Company during the Three-Year Performance Cycle, expressed as a percentage of the total number of members in the Applicable Peer Group.

The number of rTSR Earned RSUs shall be determined by multiplying the number of Awarded RSUs by the applicable percentage set forth below in the column entitled “The Company’s Performance Percentage/Vested Percentage of the Awarded RSUs”.

The Company’s TSR Percentile Ranking Relative to the Applicable Peer Group	The Company’s Performance Percentage / Vested Percentage of the Awarded RSUs	The Company’s Performance Category
Greater than or Equal to 85th Percentile	200%	Maximum Performance
Equal to 75th Percentile	150.00%
Equal to 65th Percentile	125.00%
Equal to 55th Percentile	100.00%	Target Performance
Equal to 45th Percentile	75.00%
Equal to 35th Percentile	50.00%	Threshold Performance
Less than 35th Percentile	0.00%	Below Threshold Performance

Accordingly, for purposes of establishing the Company’s TSR percentile ranking relative to the Applicable Peer Group pursuant to the table above, the TSR of the Company and each of the member of the Applicable Peer Group shall be determined as soon as practicable following the close of the Three-Year Performance Cycle.

Schedule I - Page 3

If the Company’s TSR percentile ranking relative to the Applicable Peer Group exceeds “Threshold Performance” (i.e. the ranking exceeds the “35th Percentile” in the table above) and is between two of the percentile ranks set forth in the table above, the applicable performance percentage for such performance measurement shall be interpolated between the ranges applicable ranges (e.g., a 60th percentile ranking would result in a performance percentage of 112.5%). Notwithstanding the foregoing, if the Company’s TSR is negative, the Performance Percentage set forth in the table above shall not exceed 100% of Target Performance, regardless of whether the Company’s TSR percentile ranking relative to the Applicable Peer Group exceeds the “55th Percentile” in the table above.

For the avoidance of doubt: (i) if the Company’s TSR results in “Below Threshold Performance” pursuant to the table above, then all Awarded RSUs shall be forfeited; and (ii) if the Company’s TSR at least results in “Threshold Performance” pursuant to the table above, but such performance does not equal the “Target Performance”, then the Awarded RSUs that have not become Vested RSUs (after application of paragraphs 3 and 4 of this Schedule I) shall be forfeited. All forfeitures under this Agreement shall be at no cost to the Company.

4. Application of the ROIC Performance Modifier. If the Company’s TSR results in at least “Threshold Performance,” the Committee may, in its sole discretion, adjust the number of rTSR Earned RSUs upward or downward by up to 25% based on the Committee’s assessment of the Company’s ROIC over the period commencing on October 1, [20•] and ending on September 30, [20•]1 (the “ROIC Performance Modifier”). In the event the Committee determines that the ROIC Performance Modifier should be applied, the final number of Vested RSUs shall be equal to the number of rTSR Earned RSUs as modified by the application of the ROIC Performance Modifier.

As used herein, the “Company’s ROIC” means the quotient of (i) normalized Operating Income x (1 — normalized Effective Tax Rate) divided by (ii) Total Debt + Shareholder’s Equity; provided, that the calculation of the Company’s ROIC, including any and all adjustments made in determining normalized Operating Income and the Company’s normalized Effective Tax Rate, shall be determined by the Committee in its sole discretion.

1 Three years.
Schedule I - Page 4